UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

SCHEDULE 14A INFORMATION

__________________________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

RYTHM, Inc.
(Name of Registrant as Specified In Its Charter)

___________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

RYTHM, INC.

SPECIAL MEETING OF STOCKHOLDERS

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July 9, 2026

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NOTICE AND PROXY STATEMENT

July 9, 2026

Dear RYTHM, Inc. Stockholder:

On behalf of the Board of Directors, I am pleased to invite you to attend a Virtual Special Meeting of Stockholders of RYTHM, Inc. (“RYTHM” or the “Company”) to be held on Monday, August 10, 2026, at 10:00 a.m., Central Time. To be admitted to the Special Meeting at www.virtualshareholdermeeting.com/RYM2026SM, you must enter the control number found on your proxy card, voting instruction form or notice you previously received. You may vote during the Special Meeting by following the instructions available on the meeting website during the meeting.

At the meeting, you and the other stockholders will be asked to vote upon the following:

•        To approve the issuance of shares of Common Stock to the holders of certain convertible promissory notes and warrants and pursuant to shared services agreements in accordance with Nasdaq Listing Rule 5635.

As of June 26, 2026, the Company had 2,179,128 shares of Common Stock outstanding. Only shareholders of record as of the close of business on June 26, 2026 are entitled to receive notice of, to attend, and to vote at, the Special Meeting.

Whether or not you can attend the meeting, please read the attached proxy statement. When you have done so, please mark your vote on the proxy card, sign and date the proxy card, and return it to us. Alternatively, you may cast your vote by telephone, or through the Internet. Instructions for voting by telephone or through the Internet are included with your proxy. Your vote is important. Please act promptly by voting your shares by telephone, via the Internet, or by signing, dating and returning the proxy card.

Thank you for your continued interest in RYTHM. We look forward to seeing you at the meeting.

Sincerely,
/s/ Benjamin Kovler
Benjamin Kovler
Chairman and Interim Chief Executive Officer

2220 Hicks Road, Suite 210, Rolling Meadows, IL 60008 • Tel: (855) 420-0020
ir@rythminc.com • www.rythminc.com

RYTHM, Inc.
2220 Hicks Road, Suite 210
Rolling Meadows, IL 60008

__________________________________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held Monday, August 10, 2026

__________________________________________

To RYTHM, Inc. Stockholders:

RYTHM, Inc. (“RYTHM”) will hold a Virtual Special Meeting of Stockholders on Monday, August 10, 2026 at 10:00 a.m, Central Time. To be admitted to the Special Meeting at www.virtualshareholdermeeting.com/RYM2026SM, you must enter the control number found on your proxy card, voting instruction form or notice you previously received. You may vote during the Special Meeting by following the instructions available on the meeting website during the meeting.

We are holding this meeting for the following purpose:

•        To approve the issuance of shares of Common Stock to the holders of certain convertible promissory notes and warrants and pursuant to shared services agreements in accordance with Nasdaq Listing Rule 5635 (the “Issuance Proposal”).

The Board of Directors selected June 26, 2026 as the record date for determining stockholders entitled to vote at the Special Meeting. As of June 26, 2026, RYTHM had 2,179,128 shares of Common Stock outstanding. A list of stockholders on that date will be available for inspection at RYTHM’s corporate headquarters, 2220 Hicks Road, Suite 210, Rolling Meadows, IL 60008, during normal business hours for the ten-day period prior to the Special Meeting. Only holders of our Common Stock as of the close of business on June 26, 2026 are entitled to vote at the Special Meeting or any adjournment thereof.

On or about July 10, 2026, we are mailing to our stockholders our proxy statement and proxy materials.

By Order of the Board of Directors,
/s/ Benjamin Kovler
Benjamin Kovler
Corporate Secretary

Rolling Meadows, Illinois
July 9, 2026

Important Notice Regarding Availability of Proxy Materials for the Virtual Special Meeting of Stockholders to be Held on August 10, 2026: The Notice of Special Meeting and Proxy Statement are available at www.proxyvote.com.

2220 Hicks Road, Suite 210, Rolling Meadows, IL 60008 • Tel: (855) 420-0020
ir@rythminc.com • www.rythminc.com

IMPORTANT

Whether or not you expect to attend the virtual special meeting, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card will save the Company the expense and extra work of additional solicitation. An addressed envelope, for which no postage is required if mailed in the United States, is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

RYTHM, INC.
PROXY STATEMENT

i

GENERAL INFORMATION

Special Meeting Information

This proxy statement contains information related to the Virtual Special Meeting of Stockholders of RYTHM, Inc. (“we,” “us”, “our”, the “Company” or “RYTHM”) to be held on Monday, August 10, 2026, beginning at 10 a.m. Central Time, and any postponements or adjournments thereof (the “Special Meeting”). This proxy statement was prepared at the direction of our Board of Directors to solicit your proxy for use at the Special Meeting. On or about July 10, 2026, we are mailing to our stockholders our proxy statement and proxy materials.

To be admitted to the Special Meeting at www.virtualshareholdermeeting.com/RYM2026SM you must enter the control number found on your proxy card, voting instruction form or notice you previously received. You may vote during the Special Meeting by following the instructions available on the meeting website during the meeting.

Q:     Who is soliciting my proxy?

A:     We, the Board of Directors of RYTHM, Inc., are sending you this proxy statement in connection with our solicitation of proxies for use at the Special Meeting. Certain directors, officers and employees of RYTHM may (without compensation) solicit proxies on our behalf by mail, phone, fax, Internet or at the Special Meeting.

Q:     Who is paying for this solicitation?

A:     RYTHM will pay for any solicitation of proxies. RYTHM also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of RYTHM Common Stock.

Q:     What am I voting on?

A:     There is one item scheduled to be voted on at the Special Meeting:

•        Item 1 — To approve the issuance of shares of Common Stock to the holders of certain convertible promissory notes and warrants and pursuant to shared services agreements in accordance with Nasdaq Listing Rule 5635 (the “Issuance Proposal”).

Q:     Who can vote?

A:     Only those who owned Common Stock of record at the close of business on June 26, 2026, the record date for the Special Meeting (the “Record Date”), can vote. If you owned Common Stock on the Record Date, you have one vote per share for each Item up for vote at the Special Meeting.

Q:     How do I vote?

A:     You may vote your shares either at the Special Meeting or by proxy. To vote by proxy, you should mark, date, sign and mail the proxy card provided with this proxy statement or vote by telephone or through the Internet.

You will be able to participate in the Special Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/RYM2026SM. To be admitted to the Special Meeting, you must enter the control number found on your proxy card, voting instruction form or notice you received. You also will be able to vote your shares electronically prior to or during the Special Meeting. If you want to submit a question during the Special Meeting, log into www.virtualshareholdermeeting.com/RYM2026SM, type your question into the “Ask a Question” field, and click “Submit.” Questions pertinent to meeting matters will be read and answered during the meeting, subject to time constraints.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Q:     Can I vote by telephone or electronically?

A:     If you are a registered stockholder, you may vote by telephone, or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically. The deadline for voting by telephone or electronically is 10:59 p.m., Central Daylight Time, on August 9, 2026.

Q:     How are votes counted?

A:     You may vote “FOR,” “AGAINST” or “ABSTAIN” the Issuance Proposal described in Item 1 of this proxy statement.

If you return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares “FOR” Item 1. Giving a proxy will not affect your right to vote your shares at the Special Meeting. If you attend the Special Meeting, you may revoke your proxy and vote at the Special Meeting if you wish.

Q:     What are broker non-votes and abstentions?

A:     If you are the beneficial owner of shares held in “street name” by a broker, then the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, then the broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated a “broker non-vote”). An abstention is a decision by a stockholder to take a neutral position on a proposal being submitted to stockholders at a meeting.

Q:     Will there by any proposals on which brokers have discretion to vote without instructions from beneficial owners?

A:     If you are the beneficial owner of shares held in “street name” by a broker, then the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. However, if you do not give instructions to the broker, then the broker will not be entitled to vote the shares with respect to Item 1, the Issuance Proposal, as that matter is not considered a “discretionary” item. Accordingly, we do not expect to receive any broker non-votes at the Special Meeting.

Q:     How do abstentions affect the existence of a quorum and the vote required for the proposal at the Special Meeting?

A:     Abstentions on any matter are included in determining the number of shares represented for the purpose of determining whether a quorum is present at a stockholders’ meeting. Although abstentions are considered present and entitled to vote on a matter, abstentions are not considered to be votes cast under Nevada law, and thus will have no impact on the outcome of Item 1, which requires the favorable vote of a majority of the votes cast at the Special Meeting by stockholders entitled to vote on the matter.

Q:     Can I change my vote after I return my proxy card?

A:     Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary either written notice of your revocation or a duly executed proxy bearing a later date. Attendance at the Special Meeting will not by itself revoke a previously granted proxy; however, delivery of a later dated proxy before the polls close at the Special Meeting will revoke a proxy previously granted.

Q:     What are the Board’s recommendations?

A:     Our Board of Directors recommends that you vote your shares “FOR” the approval of the Issuance Proposal as described in Item 1 of this proxy statement.

Q:     What constitutes a quorum?

A:     As of June 26, 2026, we had 2,179,128 shares of Common Stock outstanding and 52 holders of record. Each share of our Common Stock is entitled to one vote per share. The holders of one-third of the total outstanding shares entitled to vote, present at the Special Meeting or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting.

Q:     What happens if a quorum is not present?

A:     If a quorum is not present at the scheduled time of the Special Meeting, then the stockholders who are represented may adjourn the Special Meeting until a quorum is present. The time and place of an adjourned meeting, if necessary, would be announced at the time the adjournment is taken and no other notice would be given. Voting cannot take place unless a quorum is present.

Q:     What is the voting requirement to approve Item 1?

A:     The affirmative vote of a majority of votes cast on the proposal is required to ratify the Issuance Proposal as described in Item 1 of this proxy statement.

Q:     Can I vote on other matters?

A:     Our Third Amended and Restated Bylaws limit the business transacted at a Special Meeting to the purposes stated in the notice of the Special Meeting. Accordingly, no matters other than those included in the Notice of Special Meeting may properly come before the Special Meeting.

Q:     Who will count the vote?

A:     Representatives of Broadridge Financial Solutions, Inc., our transfer agent, will tabulate the votes.

ITEM 1 — ISSUANCE PROPOSAL

General

Our Common Stock is listed on Nasdaq and, as such, we are subject to the exchange’s listing rules. We are seeking stockholder approval of the issuance of shares of Common Stock to the holders of certain convertible promissory notes and warrants and pursuant to shared services agreements for purposes of complying with Nasdaq Listing Rule 5635. Nasdaq Listing Rule 5635(b) requires stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the Company. Under Nasdaq’s interpretation of Nasdaq Listing Rule 5635(b), a “change of control” would occur when, as a result of the issuance of securities, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power. Additionally, as described further below, Nasdaq Listing Rule 5635(d) requires stockholder approval for transactions other than public offerings of 20% or more of a company’s outstanding common stock or voting power outstanding before the issuance, at a price that is less than the lower of (i) the Nasdaq Official Closing Price immediately preceding the signing of the binding agreement in connection with such transaction; or (ii) the average Nasdaq Official Closing Price of the common stock for the five trading days immediately preceding the signing of such binding agreement (the “Minimum Price”).

Currently, RSLGH, LLC (“RSLGH”), a subsidiary of Green Thumb Industries Inc. (“Green Thumb”), owns approximately 32.1% of our outstanding shares of Common Stock. Benjamin Kovler, our Chairman and Interim Chief Executive Officer, is the Chairman and Chief Executive Officer of Green Thumb, and Armon Vakili, a member of our Board of Directors, is an employee of Green Thumb. If this Item 1 is approved and if RSLGH converts and exercises all of its convertible notes and warrants, and assuming that all such securities are amended to remove any other beneficial ownership limitations, then RSLGH would be expected to hold approximately 90.1% of our outstanding Common Stock. As a result, Green Thumb and its affiliates, through RSLGH, would exercise control over matters requiring stockholder approval, including the election of directors, amendment of our articles of incorporation and approval of significant corporate transactions. The table below summarizes the shares of Common Stock that would be issuable upon approval of this Item 1, including the portion of those securities that are held by RSLGH:

Security	Conversion Price		Underlying Shares of Common Stock – RSLGH		Underlying Shares of Common Stock – All Other Holders
Pre-Funded Warrants issued upon conversion of November 2024 Note	$3.157	(1)	3,252,984	(2)	—
May 2025 Notes	$23.53		1,147,520		127,502
Pre-Funded Warrants issued or issuable as interest payments under May 2025 Notes	$23.529	(1)	172,665	(3)	19,191	(4)
August 2025 Notes	$29.475		1,526,769		169,641
Pre-Funded Warrants issued or issuable as interest payments under August 2025 Notes	$29.474	(1)	229,016	(5)	16,731	(6)
Pre-Funded Warrants issued under Shared Services Agreements	$26.68	(7)	141,343		—
Pre-Funded Warrants issuable in the future under Shared Services Agreements	$26.68	(7)	2,156,531	(8)	—

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(1)      Represents conversion price at which the principal and/or interest under outstanding convertible notes was previously converted into pre-funded warrants. The pre-funded warrants have an exercise price of $0.001.

(2)      Includes 29,987 shares underlying pre-funded warrants issued in connection with payments of interest under the November 2024 Note.

(3)      Includes 89,150 shares underlying pre-funded warrants previously issued as interest payments under the May 2025 Note held by RSLGH and 83,515 shares that are expected to underly pre-funded warrants to be issued as future interest payments prior to maturity of the May 2025 Note held by RSLGH.

(4)      Includes 9,908 shares underlying pre-funded warrants previously issued as interest payments under the May 2025 Notes and 9,283 shares that are expected to underly pre-funded warrants to be issued as future interest payments prior to maturity of the May 2025 Notes.

(5)      Includes 78,459 shares underlying pre-funded warrants previously issued as interest payments under the August 2025 Note held by RSLGH and 150,557 shares that are expected to underly pre-funded warrants to be issued as future interest payments prior to maturity of the August 2025 Note held by RSLGH.

(6)      Consists of 16,731 shares that are expected to underly pre-funded warrants to be issued as future interest payments prior to maturity of the August 2025 Notes.

(7)      Represents the effective conversion price at which fees incurred by us under the Shared Services Agreements were, or will be, paid in the form of pre-funded warrants. The pre-funded warrants have an exercise price of $0.001.

(8)      The Shared Services Agreements automatically renew for one-year terms unless earlier terminated, and as such, the maximum number of shares of Common Stock issuable under the Shared Services Agreements and upon the exercise of pre-funded warrants issued thereunder will depend on the duration and total fees incurred under the Shared Services Agreements. The number set forth above represents a maximum 2,156,531 shares of Common Stock issuable under the Shared Services Agreements for which we are seeking stockholder approval pursuant to this Item 1, which we believe is a reasonable estimate of the number of shares and/or pre-funded warrants that will be issued in the next five years under the Shared Services Agreements.

Background

Pre-Funded Warrants from November 2024 Convertible Note

On November 5, 2024, we issued a secured convertible note (the “November 2024 Note”) to RSLGH. The November 2024 Note had an original principal amount of $10 million, which was a secured obligation and ranked senior to all of our indebtedness. The November 2024 Note matured on November 5, 2025 and had a 10.0% annualized interest rate, with interest to be paid on the first calendar day of each September and March while the November 2024 Note was outstanding, in cash. On May 22, 2025, we and RSLGH amended the terms of the November 2024 Note to, among other things, (i) permit RSLGH to elect, subject to any required approvals under Nasdaq listing rules, to receive pre-funded warrants in lieu of shares of Common Stock upon conversion of the November 2024 Note at a conversion price equal to the existing conversion price under the November 2024 Note of $3.158 less the $0.001 exercise price of each pre-funded warrant, and (ii) provide that the November 2024 Note ranks on parity with the May 2025 Note (defined below) and notes issued to other investors at that time. On August 25, 2025, we and RSLGH further amended the November 2024 Note to provide that the November 2024 Note ranks on parity with the August 2025 Note (defined below) and notes issued to other investors at that time.

On November 3, 2025, RSLGH elected to convert the November 2024 Note and $175,000 of accrued interest thereon into pre-funded warrants at a conversion price of $3.157 per warrant, convertible into 3,222,997 shares of our Common Stock at an exercise price of $0.001 per share. The pre-funded warrants are subject to a 49.99% beneficial ownership limitation, with exercise also subject to approval of the Company’s stockholders under the applicable Nasdaq listing rules, to the extent required. Additionally, on May 8, 2025 and September 1, 2025, we issued 18,614 and 11,373 pre-funded warrants, respectively, to RSLGH as payment of interest pursuant to the November 2024 Note, subject in each case to a 49.99% beneficial ownership limitation with exercise subject to Company stockholder approval under applicable Nasdaq listing rules, to the extent required.

We are seeking stockholder approval pursuant to this Item 1 to permit the full exercise of the pre-funded warrants issued upon conversion of and as interest payments under the November 2024 Note, irrespective of any conversion limitations contained in those warrants, including the 49.99% beneficial ownership limitation to the extent that limitation is removed from the warrants pursuant to a future amendment.

The foregoing descriptions of the November 2024 Note and the form of pre-funded warrant issued thereunder are not complete and are qualified in their entirety by reference to the full text of: (i) the November 2024 Note, a copy of which is attached as Exhibit 4.1 to the Current Report on Form 8-K that we filed with the Securities and Exchange Commission (the “SEC”) on November 5, 2024, (ii) the May 8, 2025 amendment to the November 2024 Note, a copy of which is attached as Exhibit 4.1 to the Quarterly Report on Form 10-Q that we filed with the SEC on May 9, 2025, (iii) the form of pre-funded warrant and the May 22, 2025 amendment to the November 2024 Note, copies of which are attached as Exhibit 4.1 and Exhibit 4.3, respectively, to the Current Report on Form 8-K that we filed with the SEC on May 22, 2025, and (iv) the August 25, 2025 amendment to the November 2024 Note, a copy of which is attached as Exhibit 4.3 to the Current Report on Form 8-K that we filed with the SEC on August 27, 2025, each of which is incorporated by reference herein.

May 2025 Convertible Note

On May 22, 2025, we issued secured convertible notes to RSLGH and two other accredited investors with an original aggregate principal amount of $30 million (the “May 2025 Notes”), bearing interest at 10% per annum. The original principal amount of the May 2025 Note issued to RSLGH was $27 million. The May 2025 Notes may be converted into Common Stock at a conversion price of $23.53 per share or, at the election of the holder, into pre-funded warrants at a conversion price of $23.529 per share, subject to certain conditions. The May 2025 Notes are subject to a 49.99% beneficial ownership limitation with respect to RSLGH and 4.99% with respect to the other holders of the May 2025 Notes, with exercise also subject to approval of the Company’s stockholders under the applicable Nasdaq listing rules, to the extent required. The May 2025 Notes will mature on November 22, 2026, with interest to be paid on the first calendar day of each September and March while each May 2025 Note is outstanding, in Pre-Funded Warrants, beginning September 1, 2025. On August 25, 2025, we and RSLGH amended the terms of the May 2025 Notes to provide that the May 2025 Note ranks on parity with the August 2025 Notes and the November 2025 Note.

On September 1, 2025 and on March 1, 2026, we issued an aggregate of 99,058 pre-funded warrants (including 89,150 pre-funded warrants to RSLGH) as payments of interest pursuant to the May 2025 Notes, subject to the same beneficial ownership limitations contained in the holders’ respective May 2025 Notes, and with exercise subject to stockholder approval under applicable Nasdaq listing rules, to the extent required. The maximum number of pre-funded warrants that may be issued as future payments of interest under the May 2025 Notes is 92,798, and the maximum number of shares of Common Stock that may be issued upon conversion of the outstanding principal amount under the May 2025 Notes is 1,275,022.

We are seeking stockholder approval pursuant to this Item 1 to permit the full conversion of the May 2025 Notes into shares of Common Stock and the exercise of the maximum number of pre-funded warrants that have been and may be issued upon conversion of and as interest payments under the May 2025 Notes, irrespective of any conversion limitations contained in the May 2025 Notes and the warrants, including the beneficial ownership limitations to the extent that the limitations are removed pursuant to future amendments to the May 2025 Notes and/or the warrants.

The foregoing descriptions of the May 2025 Note and the form of pre-funded warrant issued thereunder are not complete and are qualified in their entirety by reference to the full text of: (i) the form of pre-funded warrant and the May 2025 Note, copies of which are attached as Exhibit 4.1 and Exhibit 4.2, respectively, to the Current Report on Form 8-K that we filed with the SEC on May 22, 2025, and (ii) the August 25, 2025 amendment to the May 2025 Note, a copy of which is attached as Exhibit 4.4 to the Current Report on Form 8-K that we filed with the SEC on August 27, 2025, each of which is incorporated by reference herein.

August 2025 Convertible Note

On August 25, 2025, we issued secured convertible notes to RSLGH and two other accredited investors with an original aggregate principal amount of $50 million (the “August 2025 Notes”). The August 2025 Notes are secured obligations and rank senior to all of our indebtedness except for the November 2024 Note and the May 2025 Notes, which rank on parity with the August 2025 Notes. The August 2025 Notes may be converted into Common Stock at a conversion price of $29.475 per share or, at the election of the holder, into pre-funded warrants at a conversion price of $29.474 per share, subject to certain conditions. The August 2025 Notes will mature on February 25, 2027 and will accrue interest based on a 10.0% annualized interest rate, with interest to be paid on the first calendar day of each September and March while the August 2025 Notes are outstanding beginning on March 1, 2026, in cash, Common Stock, or pre-funded warrants to purchase Common Stock, at the election of the holders. The August 2025 Notes are subject to a 49.99% beneficial ownership limitation with respect to RSLGH and 4.99% with respect to the other holders of the August 2025 Notes, with exercise also subject to approval of the Company’s stockholders under the applicable Nasdaq listing rules, to the extent required.

On March 9, 2026, we issued an aggregate of 78,459 pre-funded warrants to RSLGH as a payment of interest pursuant to the August 2025 Note held by RSLGH, subject to the same beneficial ownership limitations contained in the August 2025 Note held by RSLGH, and with exercise subject to stockholder approval under applicable Nasdaq listing rules, to the extent required. The maximum number of pre-funded warrants that may be issued as future payments of interest under the August 2025 Notes is 167,288, and the maximum number of shares of Common Stock that may be issued upon conversion of the outstanding principal amount under the August 2025 Notes is 1,696,410.

We are seeking stockholder approval pursuant to this Item 1 to permit the full conversion of the August 2025 Notes into shares of Common Stock and the exercise of the maximum number of pre-funded warrants that have been and may be issued upon conversion of and as interest payments under the August 2025 Notes, irrespective of any conversion limitations contained in the August 2025 Notes and the warrants, including the beneficial ownership limitations to the extent that the limitations are removed pursuant to future amendments to the August 2025 Notes and/or the warrants.

The foregoing descriptions of the August 2025 Note and the form of pre-funded warrant issued thereunder are not complete and are qualified in their entirety by reference to the full text of the August 2025 Note and the form of pre-funded warrant, copies of which are attached as Exhibit 4.1 and Exhibit 4.2, respectively, to the Current Report on Form 8-K that we filed with the SEC on August 27, 2025, each of which is incorporated by reference herein.

Shared Services Agreements and Pre-Funded Warrants

On May 20, 2025, we entered into an Amended and Restated Shared Services Agreement (the “Services Agreement”) with Vision Management Services, LLC (“VMS”), an indirect wholly-owned subsidiary of Green Thumb. Under the Services Agreement, VMS provides certain administrative, supply chain, operations management, sales and marketing, and technical services to us and our subsidiaries. As consideration for those services, we pay VMS service fees equal to (i) 125% of the costs incurred by VMS in connection with any services provided by non-dedicated personnel, including the applicable portion of salary, bonus, equity compensation cost, health care and other benefits, and (ii) 100% of such costs incurred by VMS in connection with services provided by dedicated personnel and any third-party costs incurred in connection with the services. The service fees are payable in cash or, upon mutual agreement of us and VMS and to the extent permitted under applicable Nasdaq listing rules, in Common Stock or in pre-funded warrants, with the value per share of Common Stock or pre-funded warrant being equal to $26.68. The maximum cost for services provided by non-dedicated personnel during the one-year term of the Services Agreement may not exceed $3.0 million unless the parties otherwise agree in writing. The Services Agreement is for a term of one year, is terminable by either party on 90 days’ notice for any or no reason, and will automatically renew for successive one-year terms unless terminated by either party at least thirty days prior to the end of the applicable term.

On March 21, 2025, we entered into a Shared Services Agreement (the “CFO Services Agreement” and together with the Services Agreement, the “Services Agreements”) with VMS, pursuant to which Brad Asher provides his services as Chief Financial Officer. As consideration for those services, we pay VMS a monthly fee based on its direct costs in providing such services, with a maximum of $72,552 per month. The CFO Services Agreement has a term of one year, is terminable by either party on 90 days’ notice for any or no reason, and will automatically renew for successive one-year terms unless terminated by either party at least thirty days prior to the end of the applicable term. As a result of the services provided under the Services Agreements, we do not have any direct employees other than our Interim Chief Executive Officer.

VMS assigned its rights to receive any payments made to it under the Services Agreements that are paid in the form of our equity to RSLGH. On October 20, 2025, we issued 141,343 pre-funded warrants to RSLGH as payment of amounts due pursuant to the Services Agreements, subject to a 49.99% beneficial ownership limitation and with exercise being subject to Company stockholder approval under applicable Nasdaq listing rules, to the extent required.

We are seeking stockholder approval pursuant to this Item 1 to permit the issuance of up to 2,297,874 shares of Common Stock under the Services Agreements in accordance with their respective terms as described above, including the exercise of pre-funded warrants that have been and may be issued as payments under the Services Agreements, irrespective of any issuance limitations contained in the Services Agreements and the warrants, including beneficial ownership limitations to the extent that the limitations are removed pursuant to future amendments to the warrants. The Shared Services Agreements automatically renew for one-year terms unless earlier terminated, and as such, the number of shares of Common Stock actually issuable upon the exercise of pre-funded warrants issued thereunder will depend on the duration and total fees incurred under the Shared Services Agreements. Consequently, we are seeking stockholder approval for the issuance of up to 2,297,874 shares of Common under the Shared Services Agreements, including upon exercise of pre-funded warrants issued thereunder, which we believe is a reasonable estimate of the number of shares and/or pre-funded warrants that have been issued and will be issued in the next five years under the Shared Services Agreements.

The foregoing descriptions of the CFO Services Agreement, the Services Agreement, and the form of pre-funded warrant issued thereunder are not complete and are qualified in their entirety by reference to the full text of: (i) the CFO Services Agreement, a copy of which is attached as Exhibit 10.1 to the Current Report on Form 8-K that we filed with the SEC on March 21, 2025, and (ii) the Services Agreement and form of pre-funded warrant, copies of which are attached as Exhibit 10.5 and Exhibit 4.1, respectively, to the Current Report on Form 8-K that we filed with the SEC on March 22, 2025, each of which is incorporated by reference herein.

Nasdaq Stockholder Approval Requirements

Our Common Stock is listed on The Nasdaq Capital Stock Market and trades under the ticker symbol “RYM”. Nasdaq Listing Rule 5635(d) requires stockholder approval of transactions other than public offerings of greater than the Minimum Price. Nasdaq Listing Rule 5635(b) requires stockholder approval for any issuance of securities that will result in a change of control, which Nasdaq generally defines as when one investor or group of investors owns, or has the right to acquire, 20% of more of a company’s outstanding Common Stock or voting power.

RSLGH currently holds 32.1% of our outstanding Common Stock. If this Item 1 is approved and RSLGH is issued the maximum number of shares of Common Stock issuable pursuant to the securities and agreements described above, assuming each security and agreement is amended in the future to remove any applicable beneficial ownership limitations, we expect that RSLGH would own approximately 90.1% of our outstanding Common Stock. Although we do not believe that this would constitute a change of control pursuant to Nasdaq Listing Rule 5635(b) because RSLGH already owns more than 20% of our outstanding Common Stock, we are seeking stockholder approval for the potential future issuances under Nasdaq Listing Rule 5635(b) out of an abundance of caution, given that Nasdaq retains discretion to determine whether one or more transactions constitutes a change of control based on facts and circumstances.

The conversion and issuance prices applicable to the November 2024 Note, the May 2025 Notes, the August 2025 Notes, the Services Agreements and the pre-funded warrants issued thereunder were each set to equal or exceed the Minimum Price as of the respective dates when the definitive agreements relating to each security or agreement were executed. As such, we do not believe that any of those issuances, individually, would require stockholder approval under Nasdaq Listing Rule 5635(d). However, Nasdaq may under certain circumstances aggregate multiple issuances together and consider them as a single transaction for purposes of determining whether such issuances were made at or above the applicable Minimum Price. If Nasdaq were to aggregate some or all of the transactions described in this Item 1, the resulting conversion or issuance prices could fall below the Minimum Price that would be applicable to the aggregated transaction. Consequently, out of an abundance of caution, we are seeking stockholder approval for the potential future issuances under Nasdaq Listing Rule 5635(d).

Reasons For the Note and Warrant Issuances

The disinterested members of our Board of Directors carefully considered the potential conversions or exercise of the securities described in this Item 1, including the issuance of the November 2024 Note, the May 2025 Notes and the August 2025 Notes, our entry into the Services Agreements, and the related issuance of pre-funded warrants, both individually and collectively. In approving those transactions, the Board of Directors considered a variety of factors, including potential alternative sources of capital and the likelihood of consummation of any alternative capital raise transactions. The Board of Directors concluded that there were no alternative financing opportunities that would provide the Company with the significant amount of required capital on a timely basis and on acceptable terms, if at all, in light of general market and liquidity conditions, and the market price and trading volume of the Company’s Common Stock, and as such the issuances were in the best interests of our Company and our stockholders. Moreover, the issuance of the November 2024 Note, the May 2025 Notes, and the August 2025 Notes has provided our Company with a significant amount of capital resources that have facilitated the expansion of our business, including the acquisitions of several high-profile brands from an affiliate of Green Thumb that have resulted in significant ongoing revenue streams. In approving the Services Agreements, the Board considered a variety of relevant factors, including the availability, quality and cost of alternative staffing arrangements, and based on that analysis, concluded that the Services Agreements were in the best interests of our Company and our stockholders. The Board believes that further strengthening our Company’s relationship with Green Thumb will be beneficial to our stockholders given Green Thumb’s industry leadership and support of our growth.

Potential Consequences if Item 1 is Not Approved

The failure of our stockholders to approve this Item 1 will mean that RSLGH and the other noteholders may not be able to fully convert their notes and/or exercise their pre-funded warrants into shares of Common Stock. Our Board of Directors believes that if this Item 1 is not approved, we could be limited in our ability to raise capital in the future on similar terms and could be required to seek alternative staffing structures upon expiration of the Services Agreements, each of which could limit our ability to effectively manage and grow our business.

Potential Adverse Effects of Item 1

If this Item 1 is approved and we issue shares of Common Stock as described above, no change would occur to the number of shares of Common Stock you own. However, as a result of those issuances, you will experience significant voting dilution with respect to your shares of Common Stock. Specifically, assuming the maximum number of shares of Common Stock issuable under the securities and agreements described above are issued, RSLGH would own approximately 81.6% of the total outstanding shares of our Common Stock on a fully-diluted basis, or 90.1% on a non-diluted basis. As a result, Green Thumb and its affiliates, through RSLGH, would have the ability to control matters requiring stockholder approval, including the election of directors, amendment of our articles of incorporation and approval of significant corporate transactions. In addition, our bylaws permit stockholders to act by written consent. Accordingly, this concentration of ownership may have the effect of delaying or preventing or influencing a change of control of our company or changes in management, and would allow Green Thumb and its affiliates, through RSLGH, to influence the outcome of transactions that other shareholders may not support, which transactions could include mergers, consolidations, and the sale of all or substantially all of the assets of our company. If Green Thumb and its affiliates gain more than 50% of our voting power, we would be deemed a “controlled company” by Nasdaq and would no longer be required to comply with certain independence requirements currently applicable to our Board of Directors and its committees.

Further, sales of a substantial number of shares of our Common Stock in the public market by RSLGH or the other holders of the May 2025 Notes and the August 2025 Notes, or the perception that these sales might occur, could depress the market price of our Common Stock and could have a material adverse effect on the trading price of our Common Stock.

The concentration of ownership in RSLGH would also not be expected to increase our public float. The trading volume of our Common Stock could be more limited than if our shares were more widely held. In addition, because we are a relatively small company, the range of investors willing to invest in our shares may be relatively limited. As a result of these factors, it may be more difficult for investors to sell your shares of Common Stock at a time and price that they deem appropriate, and could increase the volatility of our stock price.

Interests of Certain Persons

As described above, Benjamin Kovler, our Chairman and Interim Chief Executive Officer, is the Chairman and Chief Executive Officer of Green Thumb, and Armon Vakili, a member of our Board of Directors, is an employee of Green Thumb. Therefore, Mr. Kovler and Mr. Vakili will each benefit from the approval of this Item 1, as it could result in Green Thumb and its affiliates, through RSLGH, having a majority of voting power and control over us.

Vote Required

If a quorum is present, the affirmative vote of a majority of the votes cast on the matter will be required to approve the Issuance Proposal pursuant to this Item 1. Abstentions will have no effect on the outcome of the vote.

Recommendation of the Board

Our Board of Directors unanimously recommends that you vote “FOR” the approval of the Issuance Proposal.

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

The following table provides information, as of June 26, 2026, about the beneficial ownership of our Company’s Common Stock by: (1) the persons known to us to be beneficial owners of more than 5% of our Company’s outstanding Common Stock; (2) our directors; (3) each Named Executive Officer (as defined under “Compensation of Named Executive Officers”); and (4) our directors and executive officers as a group. To the best of our knowledge, each such person has sole voting and investment power over the shares shown in this table, except as otherwise indicated. As of June 26, 2026, there were 52 record holders and 2,179,128 outstanding shares of our Common Stock.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after June 26, 2026 through the exercise of any warrant, stock option or other right. The inclusion in this proxy statement of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days after June 26, 2026, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Common Stock, except to the extent spouses share authority under community property laws.

	Beneficial Ownership
	Number of Shares	Percent of Total(1)
Greater than 5% Holders
Green Thumb Industries Inc.(2)	13,290,387	49.99%

Directors and Executive Officers(3)
Benjamin Kovler(4)	52,314	*
Brad Asher	—	*
Max Holtzman	—	*
Timothy Mahoney(5)	31	*
Peter Shapiro(6)	6,300	*
Sanjay Tolia(7)	6,250	*
Armon Vakili(8)	5,850	*
Krishnan Varier(9)	5,032	*
All Directors and Executive Officers as a Group (8 persons)	75,746	3.48%

____________

*         Less than 1%.

(1)      The percentages shown with respect to any identified individual or group are calculated by dividing: (i) the sum of (a) the number of shares of Common Stock actually owned as of June 26, 2026 plus (b) the number of shares of Common Stock that may be acquired through the exercise of stock options, warrants or any other rights, the conversion of convertible securities, or the vesting of Restricted Stock Units within 60 days thereof (“Currently Exercisable Awards”) by (ii) the sum of 2,179,128 shares of Common Stock outstanding as of June 26, 2026, plus the amount referenced in clause (i)(b) for such individual or group.

(2)      This information is based in part upon an amended Schedule 13D filed jointly by RSLGH, LLC (“RSLGH”), Wellness Mgmt, LLC (“Wellness”), For Success Holdings Company (“For Success”), VCP23, LLC (“VCP”), GTI23, Inc. (“GTI23”), and Green Thumb. Consists of (i) 698,961 shares of Common Stock, (ii) 6,169,702 shares of Common Stock underlying warrants that are subject to a 49.99% beneficial ownership limitation and that are exercisable within 60 days of June 26, 2026, (iii) 185,500 shares of Common Stock underlying warrants that are subject to a 4.99% beneficial ownership limitation and that are exercisable within 60 days of June 26, 2026, and (iv) 6,236,224 shares of Common Stock underlying warrants that are subject to a 49.99% beneficial ownership limitation and that are exercisable within 60 days of June 26, 2026. Wellness is the sole member of RSLGH, For Success is the sole member of Wellness, VCP is the sole shareholder of For Success, GTI23 is the sole member of VCP23, and Green Thumb is the sole shareholder of GTI23. The address of Green Thumb is 325 West Huron Street, Suite 700, Chicago, IL 60654.

(3)      The address of each of the directors and executive officers listed above is c/o RYTHM, Inc., 2220 Hicks Road, Suite 210, Rolling Meadows, Illinois 60008.

(4)      Consists of (i) 51,474 shares held by Mr. Kovler and (ii) 840 shares held by Mr. Kovler’s daughters.

(5)      Consists of 31 stock options that may be exercised within 60 days of June 26, 2026.

(6)      Consists of 6,300 shares held by Mr. Shapiro.

(7)      Consists of 6,250 shares held by Mr. Tolia.

(8)      Consists of 5,850 shares held by Mr. Vakili.

(9)      Consists of (i) 32 stock options that may be exercised within 60 days of June 26, 2026 and (ii) 5,000 shares held by Mr. Varier.

Changes in Control

We are not aware of any changes in control of our Company that have occurred since January 1, 2025. However, if Item 1 in this proxy statement is approved, it could result in Green Thumb, indirectly through RSLGH, gaining a majority of our outstanding voting power. The aggregate gross proceeds received from RSLGH in connection with the November 2024 Note, May 2025 Note and August 2025 Note issued to RSLGH were $82.0 million, the source of which was the working capital of Green Thumb. As of May 31, 2026, VMS had provided a total of $16.2 million in services and related expenses under the Services Agreements. See “Background” under Item 1 above for additional detail regarding the terms of the November 2024 Note, the May 2025 Note, the August 2025 Note, and the Services Agreements.

EXPENSES OF SOLICITATION

We will pay the entire expense of soliciting proxies for the Special Meeting. In addition to this solicitation by mail, certain of our directors, officers and employees (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram, personal interview, facsimile, e-mail or other means of electronic communication. In addition, banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares of Common Stock held of record by them as of the record date, and such custodians will be reimbursed for their expenses.

OTHER MATTERS

Pursuant to our bylaws, only those matters described in this Proxy Statement will be presented for action at the Special Meeting.

ADVANCE NOTICE PROCEDURES AND STOCKHOLDER PROPOSALS

Advance Notice Procedures

Nominations of persons for election to the Board and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (1) by or at the direction of the Board or (2) by any stockholder of the Company who complies with the notice procedures set forth below and who is a stockholder of record of at least 1.0% of the Company’s outstanding shares of record at the time such notice is delivered to the secretary of the Company as provided below.

For business other than director nominations to be properly brought before an annual meeting by a stockholder pursuant to clause (2) of the preceding paragraph, the stockholder must have given timely notice thereof in writing to the secretary of the Company. To be timely, a stockholder’s notice shall be delivered to the secretary of the Company at the principal executive office of the Company not less than 120 days prior to the first anniversary of the date that the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting; provided, however, that in the event that the date of the annual meeting is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so delivered not later than either the close of business on the tenth day following the earlier of (1) the day on which notice of the date of such meeting was mailed or (2) the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (x) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder on whose behalf the proposal is made; (y) as to the stockholder giving the notice (A) the name and address of such stockholder and (B) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and any other ownership interest in the shares of the Company, whether economic or otherwise, including derivatives and hedges, and (z) a representation that the person sending the notice is a stockholder of record on the record date and shall remain such through the annual meeting date, and that such stockholder intends to appear in person or by proxy at such annual meeting to move the consideration of the business set forth in the notice.

In order for stockholders to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2027 Annual Meeting, notice must be submitted by no later than 60 calendar days prior to the anniversary of the previous year’s annual meeting date, except that, if the date of the meeting has changed by more than 30 calendar days from the previous year, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made by the Company, and the notice must include the information in the notice required by our Third Amended and Restated Bylaws and by Rule 14a-19(b)(2) under the Securities Exchange Act of 1934, as amended.

Stockholder Proposals For 2027 Annual Meeting of Stockholders

To be considered for presentation at our 2027 Annual Meeting of Stockholders, inclusion in the proxy statement and on the proxy card, a stockholder proposal must be received at our offices no later than a reasonable time before we begin to print and send proxy materials for such meeting. For stockholder proposals or other business matters that may be raised at the 2027 Annual Meeting of Stockholders, but not included in the proxy statement or on the proxy card that are submitted outside the proposal process identified in the preceding sentence, if we do not receive notice of any such matter that a stockholder wishes to raise at the 2027 Annual Meeting of Stockholders during the period described under “Advance Notice Procedures” above, then no business matters, other than those included in the notice of Annual Meeting for the 2027 Annual Meeting of Stockholders, may properly come before the 2027 Annual Meeting of Stockholders. All proposals and notifications for the 2027 Annual Meeting of Stockholders should be addressed in writing to the attention of the Corporate Secretary, RYTHM, Inc., 2220 Hicks Road, Suite 210, Rolling Meadows, Illinois 60008 and should satisfy the particular requirements of our Third Amended and Restated Bylaws.

ADDITIONAL INFORMATION

Annual Report on Form 10-K

Our 2025 Annual Report on Form 10-K, as amended, accompanies this proxy statement (the “Form 10-K”). The Form 10-K for the year ended December 31, 2025 was filed with the SEC on March 3, 2026. We will furnish, upon written request of any stockholder and the payment of an appropriate processing fee, copies of the exhibits to our Annual Report on Form 10-K. Please address all such requests to RYTHM, Inc., 2220 Hicks Road, Suite 210, Rolling Meadows, Illinois 60008, Attention: Corporate Secretary.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of such materials may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any such document to you if you write or call us at the following address or telephone number: RYTHM, Inc., 2220 Hicks Road, Suite 210, Rolling Meadows, IL 60008, (855) 420-0020, or you can request a copy of any such document by visiting the Special Meeting page of our Internet website at www.proxyvote.com. If you want to receive separate copies of the annual report or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

YOUR VOTE IS IMPORTANT
PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD
OR VOTE BY TELEPHONE OR VOTE THROUGH
THE INTERNET AS SOON AS POSSIBLE

RYTHM, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 PM CT on August 9, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/RYM2026SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 10:59 PM CT on August 9, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY T01935-TBD RYTHM, INC For Against Abstain The Board of Directors recommends you vote FOR proposal 1. 1. To approve the issuance of shares of Common Stock to the holders of certain convertible promissory notes and warrants and pursuant to shared services agreements in accordance with Nasdaq Listing Rule 5635. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. T01936-TBD RYTHM, Inc. Virtual Special Meeting of Stockholders August 10, 2026 10:00 AM CT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Benjamin Kovler and Brad Asher, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of RYTHM, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 10:00 AM CT on August 10, 2026, at www.virtualshareholdermeeting.com/RYM2026SM, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side